Exhibit 99.1

Pinnacle Foods Reports Strong 1st Quarter Fiscal 2017 Results
Company Reaffirms Guidance for the Year

Parsippany, NJ, April 27, 2017 - Pinnacle Foods Inc. (NYSE: PF) today reported strong results for the first quarter ended March 26, 2017 and reaffirmed its guidance for Adjusted Diluted Earnings Per Share for the year.

Diluted earnings per share, including costs related to the Company’s recent refinancing and other items affecting comparability, decreased 9.5% to $0.19 in the first quarter of 2017, compared to $0.21 in the first quarter of 2016. Adjusted Diluted Earnings Per Share1, which excludes items affecting comparability, advanced 25.0% to $0.50, compared to $0.40 in the year-ago period.

Net sales in the first quarter of 2017 increased 1.6% versus year-ago, despite the unfavorable impact of Easter shifting to the second quarter, largely due to strong growth of the Boulder segment, including the carry-over benefit of the Boulder Brands acquisition (three extra weeks), and solid growth of the Company’s Grocery segment. As expected, net sales in the Frozen segment were unfavorably impacted by the Easter timing. Composite market share2 advanced 0.8 share points versus year-ago, marking the 12th consecutive quarter of share growth.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “We are pleased with our strong start to 2017. Our Adjusted Gross Margin advanced a healthy 120 basis points in the quarter, and we posted another period of market share and retail distribution expansion, all while maintaining our operating expense discipline. Our breakthrough Duncan Hines Perfect Size for 1 innovation launched in the first quarter is off to an exceptionally strong start, and we are equally excited about the Birds Eye new product platforms rolling out now.”

First Quarter Consolidated Results
Net sales in the first quarter of 2017 increased 1.6% to $766.1 million, compared to net sales of $754.3 million in the year-ago period. This growth was driven by the aforementioned acquisition carry-over benefit totaling 2.9%, higher net price realization of 0.4%, driven by lower new product introduction expenses versus the year-ago period, and favorable foreign currency translation of 0.1%. Partially offsetting these positive drivers was lower volume/mix of 1.8%, predominantly reflecting the unfavorable impact of Easter timing.

Gross profit in the first quarter of 2017 increased 6.3% versus year-ago to $211.1 million, or 27.6% of net sales, compared to gross profit of $198.6 million, or 26.3% of net sales, in the prior-year period. This margin expansion reflected growth of the base business and the carry-over benefit of the Boulder Brands acquisition and was primarily driven by strong productivity, the benefit of the net sales growth and items affecting comparability. Partially offsetting these growth drivers was input cost inflation. Adjusted Gross Profit advanced 6.2% to $218.3 million and, as a percentage of net sales, Adjusted Gross Profit Margin expanded by approximately 120 basis points to 28.5%.

1 Adjusted Diluted Earnings per Share, as well as other adjusted financial metrics used throughout this release, exclude items affecting comparability and are non-GAAP measures. Please see reconciliation to GAAP measures in the financial tables that accompany this release.
2 Composite market share is based on Pinnacle’s IRI custom category definitions, period ending 3/26/17.

Earnings before interest and taxes (EBIT) in the first quarter of 2017 increased 38.5% to $111.2 million, compared to EBIT of $80.3 million in the year-ago period. This performance largely reflected the growth in gross profit, lower operating expenses and the benefit of items affecting comparability-most notably integration costs associated with the Boulder Brands acquisition in the year-ago period. Adjusted EBIT in the first quarter increased 12.8% to $120.5 million, compared to $106.8 million in the year-ago period.

Net interest expense for the quarter increased to $80.7 million, compared to $31.6 million in the year-ago period, driven by items affecting comparability associated with the term loan refinancing the Company completed in February of 2017. Adjusted Net Interest Expense in the first quarter decreased 0.9% to $31.3 million, compared to $31.6 million in the year-ago period.

The effective tax rate (ETR) for the first quarter of 2017 declined to 24.1%, compared to 49.0% in the year-ago period, including items affecting comparability in both periods. The Adjusted ETR for the quarter was 32.5%, compared to 37.0% in the year-ago period, largely reflecting a 430 basis point benefit in the first quarter of 2017 from stock options exercise activity and the related impact of the adoption of the new accounting standard for stock-based compensation in 2017.

Net earnings in the first quarter decreased 6.8% to $23.1 million, compared to $24.8 million in the year-ago period. Adjusted Net Earnings increased 27.1% to $60.2 million, compared to $47.4 million in the year-ago period.

Net cash provided by operating activities totaled $63.0 million in the first quarter of 2017, compared to $76.8 million in the prior year quarter.

First Quarter Segment Results

Frozen
Net sales for the Frozen segment decreased 2.9% to $320.9 million in the first quarter of 2017, compared to $330.5 million in the year-ago period, reflecting lower volume/mix of 4.3%, largely due to the Easter timing impact on the Birds Eye franchise and seafood, as well as the anticipated volume softness early in the first quarter of 2017 resulting from the exceptionally strong Birds Eye performance in the fourth quarter of 2016. Partially offsetting these timing impacts were higher net price realization of 0.8%, acquisition carry-over benefit of 0.4% and favorable foreign currency translation of 0.2%.

Market share performance for the segment remained very strong, with Birds Eye vegetables and Birds Eye meals gaining 1.7 and 1.9 market share points, respectively, on broad-based strength across each portfolio. To maintain momentum behind Birds Eye, early in the second quarter of 2017 the Company began the rollout of five new platforms-namely, Birds Eye Veggie Mashers, Birds Eye Vegetable Pasta, Birds Eye Super Food Blends, Birds Eye Organic, and Disney-themed Birds Eye Voila!.

EBIT for the Frozen segment decreased 0.8% to $50.9 million in the first quarter of 2017, compared to $51.3 million in the first quarter of 2016, largely reflecting the impacts of input cost inflation, lower net sales and items affecting comparability, partially offset by strong productivity. Adjusted EBIT advanced 3.9% to $51.9 million, compared to $49.9 million in the year-ago period.

Grocery
Net sales for the Grocery segment increased 3.4% to $259.4 million in the first quarter of 2017, compared to $250.9 million in the year-ago period, despite the unfavorable impact of the Easter timing. This performance reflected favorable volume/mix of 2.1% and acquisition carry-over benefit of 1.9%, partially offset by unfavorable net price realization of 0.6%, which included the benefit versus year-ago of lower new product introductory expenses.

Growth in the Grocery segment was driven by broad-based strength of the Duncan Hines brand, fueled by the launch of Perfect Size for 1, an ultra-convenient, single-serve baking solution made with real, simple ingredients that are baked in a mug, in the microwave, in one minute. Also posting strong growth in the quarter was Armour canned meat, partially offset by lower sales of Vlasic pickles.

Market share performance for the segment was strong, largely driven by strength of Duncan Hines baking products and Armour canned meat, partially offset by Vlasic pickles and syrups.

EBIT for the Grocery segment increased 30.4% to $51.8 million in the first quarter of 2017, compared to $39.7 million in the first quarter of 2016, reflecting the benefits of the net sales growth, strong productivity and the positive impact versus year-ago of items affecting comparability, partially offset by input cost inflation. Adjusted EBIT increased 14.4% to $52.8 million, compared to $46.1 million in the year-ago period.

Boulder
Net sales for the Boulder segment increased 21.4% to $97.3 million in the first quarter of 2017, compared to $80.2 million in the year-ago period. This performance reflected acquisition carry-over benefit of 19.0%, favorable net price realization of 3.8% and higher volume/mix of 1.7%. Partially offsetting these growth drivers was a 3.1% decline resulting from the wind-down of the Boulder Brands UK operations.

Net sales growth across the segment reflected particular strength of the gardein and EVOL brands, while retail consumption in the quarter advanced 4.2%, despite the segment’s SKU rationalization program.

EBIT for the Boulder segment totaled $6.7 million in the first quarter of 2017, compared to a loss of $4.5 million in the first quarter of 2016, primarily reflecting the favorable impact versus year-ago of items affecting comparability, largely related to the Boulder Brands acquisition, as well as the favorable impacts of the net sales growth and synergies, partially offset by input cost inflation. Adjusted EBIT increased 43.5% to $13.2 million, compared to $9.2 million in the year-ago period.

Specialty
Net sales for the Specialty segment declined 4.5% to $88.5 million in the first quarter of 2017, compared to $92.7 million in the prior-year quarter, reflecting a volume/mix decline of 4.4% and lower net price realization of 1.0%, partially offset by acquisition carry-over benefit of 0.9%. The private label business declined in the quarter, as expected, due to lower sales of USDA stew, as well as the exit of the gardein private label business.

EBIT for the Specialty segment advanced 27.0% to $8.9 million in the first quarter of 2017, compared to $7.0 million in the first quarter of 2016, reflecting productivity and the positive impact versus year-ago of items affecting comparability, partially offset by the net sales performance and input cost inflation. Adjusted EBIT advanced 21.2% to $9.7 million, compared to $8.0 million in the year-ago period.

Outlook for the Balance of the Year
Forecasted Adjusted Diluted EPS metrics provided below are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted Diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company reaffirmed its guidance for Adjusted Diluted EPS for 2017 in a range of $2.55 to $2.60, including the benefit to the Company’s Adjusted ETR from the adoption of the new accounting standard for stock-based compensation in 2017. This outlook represents growth versus year-ago of 20% at the midpoint and includes the following assumptions:

•
The impact of Easter in 2017 is expected to shift approximately 2% of net sales and approximately $0.01 of Adjusted Diluted EPS from the first quarter to the second quarter. The Frozen segment and, to a lesser extent, the Grocery segment are expected to be most affected by this shift, due to the seasonal nature of those portfolios.

•	The benefit of the 53rd week is expected to add approximately 1% to net sales and $0.03 to Adjusted Diluted EPS for the year. This impact will benefit the fourth quarter of 2017.

•	Input cost inflation for the year continues to be estimated in the range of 2.5% to 3.0%.

•
Productivity for the year continues to be estimated in the range of 3.5% to 4.0% of cost of products sold, excluding the Boulder Brands acquisition synergies of approximately $15 million that will benefit both gross margin and SG&A overhead.

•	Adjusted Net Interest Expense continues to be forecasted at approximately $123 million.

•
Adjusted ETR for the year, including the benefit of the new accounting standard for stock-based compensation, remains estimated at approximately 35.0%. This forecast assumes that the second quarter rate will approximate the first quarter rate, with the second half expected to be considerably higher. Given the greater-than-expected stock options exercise activity in the first quarter, along with the heavy equity vesting period in the second quarter, the Company plans to provide an update on its Adjusted ETR forecast on its second quarter earnings call in July 2017.

•	The weighted average diluted share count for the year continues to be estimated at approximately 120 million shares, with the second half of the year higher than the first half.

•	Capital expenditures for the full year are now estimated in the range of $115 million to $125 million.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted Gross Profit

•	Adjusted Gross Profit as a % of sales (Adjusted Gross Profit Margin)

•	Adjusted EBITDA

•	Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

•	Adjusted Net Interest Expense

•	Adjusted Net Earnings

•	Adjusted Diluted Earnings Per Share

•	Adjusted Effective Income Tax Rate

Adjusted Gross Profit
Pinnacle defines Adjusted Gross Profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted Gross Profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings Before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Net Interest Expense
Adjusted Net Interest Expense is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted Net Interest

Expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with the ordinary course of business operations and that it is more comparable to interest expense in prior periods. Pinnacle uses Adjusted Net Interest Expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share
Adjusted Net Earnings, Adjusted Effective Income Tax Rate and the related Adjusted Diluted Earnings per Share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted Interest Expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted Net Earnings, Adjusted Effective Tax Rate and Adjusted Diluted Earnings per Share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share are measures used by management for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will host a conference call on Thursday, April 27, 2017 at 9:30 AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 814-1918 within the United States or Canada and (703) 639-1362 internationally and referencing the conference call name: Pinnacle Foods Q1 Earnings Call. A replay of the call will be available, beginning April 27, 2017 at approximately 12:30 PM (ET) until May 11, 2017, by dialing (855) 859-2056 or (404) 537-3406 and referencing access code 38517347. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE: PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi’s,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada.  For more information, please visit www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the Securities and Exchange Commission on February 23, 2017. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended
	March 26, 2017	March 27, 2016
Net sales	$766,074	$754,255
Cost of products sold	555,010	555,688
Gross profit	211,064	198,567

Marketing and selling expenses	55,594	58,898
Administrative expenses	36,011	45,888
Research and development expenses	4,021	4,185
Other expense, net	4,230	9,315
	99,856	118,286
Earnings before interest and taxes	111,208	80,281
Interest expense	80,731	31,640
Interest income	15	77
Earnings before income taxes	30,492	48,718
Provision for income taxes	7,343	23,881
Net earnings	23,149	24,837
Less: Net earnings attributable to non-controlling interest	223	1
Net earnings attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders	$22,926	$24,836

Net earnings per share attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders:
Basic	$0.20	$0.21
Weighted average shares outstanding - basic	117,624	116,117
Diluted	$0.19	$0.21
Weighted average shares outstanding - diluted	119,332	117,613
Dividends declared	$0.285	$0.255

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands, except share and per share amounts)

	March 26, 2017	December 25, 2016
Current assets:
Cash and cash equivalents	$141,454	$353,076
Accounts receivable, net of allowances of $12,469 and $12,335, respectively	301,266	289,582
Inventories	454,395	445,491
Other current assets	15,155	10,687
Total current assets	912,270	1,098,836
Plant assets, net of accumulated depreciation of $513,406 and $491,397, respectively	721,065	723,345
Tradenames	2,529,610	2,529,558
Other assets, net	169,462	173,071
Goodwill	2,163,851	2,163,156
Total assets	$6,496,258	$6,687,966

Current liabilities:
Short-term borrowings	$2,954	$2,389
Current portion of long-term obligations	36,204	23,801
Accounts payable	308,018	292,478
Accrued trade marketing expense	45,808	51,054
Accrued liabilities	134,480	166,741
Dividends payable	35,600	35,233
Total current liabilities	563,064	571,696
Long-term debt	2,944,179	3,140,496
Pension and other postretirement benefits	55,421	56,323
Other long-term liabilities	33,844	47,529
Deferred tax liabilities	936,600	922,980
Total liabilities	4,533,108	4,739,024
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 119,422,754 and 119,127,269, respectively	1,194	1,191
Additional paid-in-capital	1,439,145	1,429,447
Retained earnings	590,226	601,049
Accumulated other comprehensive loss	(36,462)	(51,569)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and subsidiaries shareholders' equity	1,961,993	1,948,008
Non-controlling interest	1,157	934
Total Equity	1,963,150	1,948,942
Total liabilities and equity	$6,496,258	$6,687,966

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands)

	Three months ended
	March 26, 2017	March 27, 2016
Cash flows from operating activities
Net earnings	$23,149	$24,837
Non-cash charges (credits) to net earnings
Depreciation and amortization	27,088	24,917
Amortization of debt acquisition costs and discount on term loan	1,580	2,246
Recognition of deferred costs related to refinancing	28,494	—
Change in value of financial instruments, including amounts reclassified from Accumulated Other Comprehensive Loss from settlement of hedges	22,724	(3,892)
Equity-based compensation charges	4,109	3,910
Pension expense, net of contributions	(634)	1,135
Other long-term liabilities	(1,473)	(468)
Other long-term assets	—	(1,635)
Foreign exchange gains	(233)	(784)
Deferred income taxes	5,058	12,551
Changes in working capital (net of effects of acquisition)
Other liabilities - cash settlement of hedges related to refinancing	(20,722)	—
Accounts receivable	(11,583)	(47,189)
Inventories	(8,747)	26,468
Accrued trade marketing expense	(5,220)	10,113
Accounts payable	28,680	27,173
Accrued liabilities	(27,328)	(13,427)
Other current assets	(1,949)	10,803
Net cash provided by operating activities	62,993	76,758
Cash flows from investing activities
Business acquisition activity (net of cash acquired)	—	(985,365)
Capital expenditures	(29,243)	(33,931)
Proceeds from sale of plant assets	679	—
Net cash used in investing activities	(28,564)	(1,019,296)
Cash flows from financing activities
Proceeds from bank term loans	2,262,000	547,250
Proceeds from notes offerings	—	350,000
Repayments of long-term obligations	(2,465,700)	(2,234)
Proceeds from short-term borrowings	1,634	1,023
Repayments of short-term borrowings	(1,068)	(1,017)
Repayment of capital lease obligations	(2,224)	(1,313)
Dividends paid	(33,602)	(29,675)
Net proceeds from issuance of common stock	5,894	395
Taxes paid related to net share settlement of equity awards	(303)	—
Debt acquisition costs	(12,810)	(21,262)
Net cash (used in) provided by financing activities	(246,179)	843,304
Effect of exchange rate changes on cash	128	124
Net change in cash and cash equivalents	(211,622)	(99,110)
Cash and cash equivalents - beginning of period	353,076	180,549
Cash and cash equivalents - end of period	$141,454	$81,439

Supplemental disclosures of cash flow information:
Interest paid	$35,479	$19,059
Interest received	15	77
Income taxes paid/(refunded)	2,512	(3,486)
Non-cash investing and financing activities:
New capital leases	4,822	—
Dividends payable	35,600	30,959
Accrued additions to plant assets	13,681	10,589

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Gross Profit and Adjusted Gross Profit as a % of sales (1)
(thousands)

	Three months ended
	March 26, 2017	March 27, 2016
Gross Profit (as reported)	$211,064	$198,567
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	1,995	(3,892)
Purchase accounting adjustments (3)	—	10,382
Acquisition, merger and other restructuring charges
Restructuring and integration costs (4)	5,016	637
Employee severance (5)	270	—
Adjusted Gross Profit	$218,345	$205,694
Adjusted Gross Profit as a % of sales
Adjusted Gross Profit	$218,345	$205,694
Net sales	$766,074	$754,255

Adjusted Gross Profit as a % of sales	28.5%	27.3%

(1)	Excludes Boulder Brands, Wish-Bone and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(4)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(5)	Represents severance costs for terminated employees not related to business acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended
	March 26, 2017	March 27, 2016
Net earnings	$23,149	$24,837
Non-cash items
Accelerated amortization expense (2)	656	—
Unrealized losses/(gains) resulting from hedging (3)	1,995	(3,892)
Purchase accounting adjustments (4)	—	10,382
Foreign exchange gains (5)	(233)	(784)
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (6)	—	6,781
Restructuring and integration costs (7)	5,850	13,998
Employee severance (8)	977	—
Interest expense (9)	49,451	—
Tax Impact of adjustments to Adjusted Net Earnings (10)	(21,644)	(3,944)
Adjusted Net Earnings	$60,201	$47,378
Adjusted Earnings Per Share
Adjusted Net Earnings	$60,201	$47,378
Diluted weighted average outstanding shares	119,332	117,613
Adjusted Earnings Per Share	$0.50	$0.40

Diluted earnings per share (as reported)	$0.19	$0.21
Non-cash items
Accelerated amortization expense (2)	0.01	—
Unrealized losses/(gains) resulting from hedging (3)	0.02	(0.03)
Purchase accounting adjustments (4)	—	0.09
Foreign exchange gains (5)	—	(0.01)
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (6)	—	0.06
Restructuring and integration costs (7)	0.05	0.12
Employee severance (8)	0.01	—
Interest expense (9)	0.41	—
Tax Impact of adjustments to Adjusted Net Earnings (10)	(0.18)	(0.03)
Adjusted Earnings Per Share	$0.50	$0.40

(1)	Excludes Boulder Brands, Wish-Bone and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated amortization of customer relationships intangible asset related to the exit of the gardein Private Label business.

(3)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(4)	Represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder Brands acquisition.

(5)	Represents foreign exchange gains resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents Boulder Brands acquisition costs.

(7)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(8)	Represents severance costs for terminated employees not related to business acquisitions.

(9)
Represents charges associated with the February 2017 term loan refinancing which consisted of recognizing a $28.5 million non-cash charge for deferred financing costs and original discount as well as a $21.0 cash charge resulting from the de-designation and settlement of interest rate swaps.

(10)	See Adjusted Effective Income Tax Rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended
	March 26, 2017	March 27, 2016
Net earnings	$23,149	$24,837
Interest expense, net	80,716	31,563
Provision for income taxes	7,343	23,881
Earnings before interest and taxes (as reported)	111,208	80,281
Non-cash items
Accelerated amortization expense (2)	656	—
Unrealized losses/(gains) resulting from hedging (3)	1,995	(3,892)
Purchase accounting adjustments (4)	—	10,382
Foreign exchange gains (5)	(233)	(784)
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (6)	—	6,781
Restructuring and integration costs (7)	5,850	13,998
Employee severance (8)	977	—
Adjusted EBIT	$120,453	$106,766
Depreciation	22,546	20,870
Amortization	3,886	4,047
Adjusted EBITDA	$146,885	$131,683

(1)	Excludes Boulder Brands, Wish-Bone and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated amortization of customer relationships intangible assets related to the exit of the gardein Private Label business.

(3)	Represents non-cash gains resulting from mark-to-market adjustments of obligations under derivative contracts.

(4)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(5)	Represents foreign exchange gains resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents Boulder Brands acquisition costs.

(7)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(8)	Represents severance costs for terminated employees not related to business acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Interest Expense
(thousands)

	Three months ended
	March 26, 2017	March 27, 2016
Interest expense	$80,731	$31,640
Interest income	15	77
Net Interest Expense (as reported)	80,716	31,563
Cash settlement of hedges related to refinancing	(20,722)	—
Non-cash recognition of deferred costs related to refinancing	(28,494)	—
Other expenses related to refinancing	(235)
Adjusted Net Interest Expense	$31,265	$31,563

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Effective Income Tax Rate

	Three months ended
	March 26, 2017	March 27, 2016
Effective income tax rate (as reported)	24.1%	49.0%
Acquisition or other non recurring expenses (1)	—%	(0.3)%
Restructuring and integration costs (2)	—%	(0.4)%
Valuation allowance on foreign tax credit due to acquisition (3)	—%	(3.1)%
Increase in deferred tax liability due to acquisition (4)	—%	(8.0)%
Effect of windfall benefit (5)	8.2%	—%
Other	0.2%	(0.2)%
Adjusted Effective Income Tax Rate	32.5%	37.0%

(1)	Represents the effective tax rate impact of non-deductible Boulder Brands acquisition costs.

(2)	Represents the effective tax rate impact of non-deductible severance costs in connection with the integration of the Boulder Brands acquisition.

(3)	Represents the effective tax rate impact of a valuation allowance on our foreign tax credit.

(4)	Represents the effective tax rate impact of an increase in our state deferred income tax liability.

(5)
Represents the differential in the weighted average effect, on a GAAP compared to Adjusted Net Earnings, of our deduction for excess tax benefits from share based payment transactions in accordance with ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” effective for the 2017 fiscal year.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Adjusted Segment amounts (thousands)

	Three months ended
	March 26, 2017	March 27, 2016
Net sales - Reported
Frozen	$320,942	$330,488
Grocery	259,350	250,913
Boulder	97,292	80,161
Specialty	88,490	92,693
Total	$766,074	$754,255

Earnings before interest & taxes - Reported
Frozen	$50,922	$51,339
Grocery	51,807	39,724
Boulder	6,672	(4,524)
Specialty	8,888	7,001
Unallocated corporate expenses	(7,081)	(13,259)
Total	$111,208	$80,281

Adjustments (Non GAAP - See separate table)
Frozen	$944	$(1,418)
Grocery	958	6,394
Boulder	6,506	13,707
Specialty	837	1,020
Unallocated corporate expenses	—	6,782
Total	$9,245	$26,485

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Frozen	$51,866	$49,921
Grocery	52,765	46,118
Boulder	13,178	9,183
Specialty	9,725	8,021
Unallocated corporate expenses	(7,081)	(6,477)
Total	$120,453	$106,766

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Supplemental Schedule of Adjustments Detail (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three months ended
	March 26, 2017	March 27, 2016
Frozen
Restructuring and acquisition integration charges	$—	$0.2
Employee severance	0.1	—
Unrealized mark-to-market loss/(gain)	0.8	(1.9)
Expenses related to the write-up to fair value of inventories acquired	—	0.3
Total Frozen	$0.9	$(1.4)

Grocery
Restructuring and acquisition integration charges	$—	$4.5
Employee severance	0.1	—
Unrealized mark-to-market loss/(gain)	0.9	(1.6)
Expenses related to the write-up to fair value of inventories acquired	—	3.5
Total Grocery	$1.0	$6.4

Boulder
Restructuring and acquisition integration charges	$5.6	$7.8
Employee severance	0.7	—
Expense related to the write-up to fair market value of inventories acquired	—	6.0
Unrealized mark-to-market loss/(gain)	0.2	(0.1)
Total Boulder	$6.5	$13.7

Specialty
Restructuring charges	$—	$0.7
Accelerated amortization due to the exit of the gardein Private Label business	0.7	—
Unrealized mark-to-market loss/(gain)	0.1	(0.3)
Expenses related to the write-up to fair value of inventories acquired	—	0.6
Total Specialty	$0.8	$1.0

Unallocated Corporate Expenses
Boulder Brands acquisition related charges	$—	$6.8
Total Unallocated Corporate Expenses	$—	$6.8